UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2008

US GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-33190	84-0796160
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

165 South Union Blvd., Suite 565

Lakewood, CO 80228

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (303) 238-1438

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

                On February 26, 2008, US Gold Corporation (the “Company”) entered into an employment agreement with Perry Ing (the “Agreement”).  See Item 5.02 below for a discussion of the appointment of Mr. Ing as the Company’s Vice President of Finance and a description of the material terms and conditions of the Agreement.  A copy of the Agreement is filed with this report as Exhibit 10.1.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On November 30, 2007, William F. Pass, the Vice President, Chief Financial Officer and Secretary of the Company, notified the Company that he intended to retire from his position with the Company and all of its subsidiaries effective March 31, 2008.  On February 22, 2008, the Board of Directors of the Company appointed Perry Ing, age 32, to succeed Mr. Pass as the Company’s Vice President and Chief Financial Officer.  Mr. Ing will begin his service with the Company on March 3, 2008 and will initially hold the title of Vice President of Finance.  Upon the retirement of Mr. Pass, it is anticipated that Mr. Ing will succeed Mr. Pass as the Company’s Vice President and Chief Financial Officer.  Mr. Ing will serve in this capacity at the will of the Board of Directors.

                Prior to joining the Company, Mr. Ing served as the chief financial officer for Lexam Explorations Inc. (“Lexam”) and as a consultant for Barrick Gold Corporation (“Barrick”).  Mr. Ing has served as chief financial officer for Lexam since June 2005 and will continue in that capacity on a part-time basis simultaneously with his service to the Company.  Lexam is a North American based energy exploration company with its shares traded on the TSX-Venture Exchange and quoted on the OTC Pink Sheets.  His consulting position with Barrick began in November 2005.  In that position, he provided transactional support services and served as project manager for valuations in connection with significant Barrick acquisitions.  From 2003 to 2005, Mr. Ing served as the corporate controller for Goldcorp Inc., a Canadian based producer of precious metals with shares listed on both the Toronto and New York Stock Exchange.  Mr. Ing was responsible for financial reporting and the financial control environment of the company.  From 1997-2003, he served as manager of assurance and business advisory services for PricewaterhouseCoopers, LLP.  In that position, he was responsible for supervising and executing audits with an industry focus on international mining companies.  In 1997, Mr. Ing received a Bachelor of Commerce from the University of Toronto.  Mr. Ing holds professional designations as a Chartered Accountant in Canada (2000), Certified Public Accountant in the United States (2001), and Chartered Financial Analyst (2003).

                The Agreement provides for, among other things: (a) a term of three years unless sooner terminated in accordance with the Agreement; (b) an annual salary of Cnd $150,000; (c) the grant of incentive stock options to purchase 150,000 shares of the Company’s common stock at an exercise price equal to the closing sales price of such stock on the American Stock Exchange as of his first day of active employment with the Company and with an option period term of 10 years; (d) the ability of Mr. Ing to provide outside services to third-party entities in an amount up to 40 days per year provided that such services do not interfere with his duties to the Company; (e) contribution by these third-party entities to the Company in an amount equal to 20% of Mr. Ing’s total compensation in exchange for permitting the performance of such outside services; and (f) severance payments under certain circumstances as set forth in the Agreement, including if Mr. Ing should be terminated without cause, in an amount of up to one year’s base salary.  The foregoing is a summary only and the complete Agreement is attached to this report as Exhibit 10.1.

Item 9.01               Financial Statements and Exhibits.

(d)                   Exhibits.  The following exhibits are filed with this report:

                                                                10.1                         Employment Agreement with Perry Ing effective February 21, 2008.

Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995.

                The matters discussed in this report on Form 8-K, when not historical matters, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the willingness and ability of third parties to honor their contractual obligations, the availability of equipment and qualified personnel, the decisions of third parties over which the Company has no control, commodity prices, environmental and government regulations, availability of financing, judicial proceedings, force majeure events, and other risk factors as described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

US GOLD CORPORATION

Date: February 28, 2008	By:	/s/ William F. Pass
William F. Pass, Vice President,
Chief Financial Officer and Secretary

Exhibit Index

                The following is a list of the Exhibits filed herewith.

Exhibit
Number	Description of Exhibit

10.1	Employment Agreement with Perry Ing effective February 21, 2008.